Exhibit 99.1

Contact:	Christopher Papa Post Properties, Inc. (404) 846-5028
Post Properties Announces Annual Meeting Voting Results and
Appointment of Dale Reiss as a New Independent Director
ATLANTA, October 16, 2008 — Post Properties, Inc. (NYSE: PPS) announced today the results of the votes taken at its Annual Meeting of Shareholders held on October 16, 2008.
Shareholders elected the Board’s nine nominees, ratified the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for 2008 and approved the Amended and Restated Post Properties, Inc. 2003 Incentive Stock Plan.
The Board of Directors also announced today the appointment of Ms. Dale Anne Reiss, recently retired as the Global Director of Real Estate, Hospitality and Construction Services for Ernst & Young LLP. Ms. Reiss was a senior partner at Ernst & Young LLP from 1995 through 2008, and a managing partner at its predecessor, Kenneth Levanthal & Company, from 1985 through its merger with Ernst & Young in 1995. Ms. Reiss is a Certified Public Accountant and received a B.S. degree in economics and accounting from the Illinois Institute of Technology and an M.B.A. degree from the University of Chicago. The appointment was unanimously recommended by the Company’s nominating committee, which is comprised solely of independent directors and is chaired by Walter M. Deriso, Jr. Ms. Reiss has also been appointed to the Audit and Nominating and Corporate Governance Committees of the Board. Ms Reiss’ appointment satisfies the Company’s obligations to Pentwater Capital Management LP and the Pentwater Growth Fund Ltd. to appoint a new director mutually agreeable to the Company and Pentwater.
Robert C. Goddard, III, the Chairman of the Board, said, “We are delighted that Dale Reiss has agreed to join the Board. Ms. Reiss is a highly respected real estate industry professional who brings a wealth of knowledge and insight to Post. The addition of another independent director with the stature, experience and financial background of Ms. Reiss will further enhance the depth of our Board and reflects our commitment to the highest standards of corporate governance.”
About Post Properties
Post Properties, founded more than 36 years ago, is one of the largest developers and operators of upscale multifamily communities in the United States. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post® branded resort-style garden and high density urban apartments. In addition, the Company develops high-quality condominiums and converts existing apartments to for-sale multifamily communities. Post Properties is headquartered in Atlanta, Georgia, and has operations in ten markets across the country.
Post Properties owns 21,890 apartment homes in 60 communities, including 1,747 apartment units in five communities held in unconsolidated entities and 1,736 apartment units in five communities currently under construction and/or in lease-up. The Company is also developing and selling 514 for-sale condominium homes in four communities and is converting apartment units in two communities initially consisting of 349 units into for-sale condominium homes through a taxable REIT subsidiary.
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